Exhibit 10.6

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CONSORTIUM AGREEMENT

SIGHT AGAIN

Projet de R&D Structurant Pour La Compétetivité

BETWEEN:

GenSight Biologics, a French public limited company (“Société Anonyme”) with share capital of €218,867.23, whose head office is at 89 Rue du Faubourg St Antoine, 75011 Paris, registered in the Paris Trade and Companies Register under number 751 164 757 000 21, represented by Jean Philippe Combal in his capacity as Chief Operating Officer (COO), who has power of signature, hereinafter referred to as “GenSight”;

AND

Pixium Vision, a French public limited company (“Société Anonyme”) with share capital of €477,873.24, whose head office is at Institut de la Vision, 13 Rue Moreau, 75012 Paris, registered in the Paris Trade and Companies Register under number 538 797 655 000 23, represented by Bernard Gilly in his capacity as Chairman and Chief Executive Officer, who has power of signature, hereinafter referred to as “Pixium”;

AND

Fondation Voir et Entendre, a scientific cooperation foundation, whose head office is at Centre Hospitalier des Quinze-Vingts, 28 Rue de Charenton, 75012 Paris, represented by Jean Charles Pomerol, acting in the capacity of Chairman in accordance with the powers granted to him, hereinafter referred to as “FVE”;

Hereinafter referred to jointly as the “Parties” and individually as the “Party”.

Contents

1 – DEFINITIONS	4

2 – OBJECT OF THE CONSORTIUM AGREEMENT	6

3 – ORGANIZATION OF THE WORK	6

4 – LIABILITY AND INSURANCE	11

5 – CONFIDENTIALITY	13

6 – PUBLICATIONS & COMMUNICATIONS	14

7 – OWNERSHIP OF THE KNOWLEDGE AND RESULTS	15

8 – USE OF THE RESULTS	17

9 – ENTRY INTO EFFECT, TERM AND TERMINATION	19

10 – DEFAULT AND EXPULSION OF A PARTY	20

11 – NOTICES	21

12 – GENERAL PROVISIONS	21

13 – DISPUTES	23

SCHEDULES	25

WHEREAS:

The collaborative project entitled “Sight Again”, hereinafter referred to as the “Project”, has been selected to receive financing within the framework of Projets de R&D Structurants pour la Compétitivité.

The aim of the Sight Again project is to restore sight to people suffering from blindness and defined as legally blind, following damage to the retina including the loss of photoreceptor cells.

The project includes three partners: two French companies, GenSight Biologics and Pixium Vision, and a public research body, Fondation Voir et Entendre.

The partners intend to collaborate on the Project for a period of five years, with a view to developing two complementary therapeutic products designed to restore sight: an optogenetic gene therapy product, GS020, and a sight restoration system including a retinal implant, PRIMA.

The Parties who are receiving financing in relation to the Project have jointly signed a master agreement with Bpifrance (hereinafter referred to as the “Operator”), which sets forth the Parties’ obligations in consideration of the award of the funding and the manner in which this funding will be paid.

In this consortium agreement, the Parties specify the overall framework of their collaboration.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1 – DEFINITIONS

Capitalized terms used in the remainder of the agreement have the following meanings:

•	Consortium Agreement: this agreement, including any schedules and amendments hereto.

•	Shared Patent: a patent application or a registered patent on a Shared Result.

•	Knowledge: any knowledge of any kind and in any form, held or developed by a Party, including technical and scientific knowledge, experience, know-how, manufacturing and trade secrets, patents, patent applications, methods, tools, procedures, specific components, plans, diagrams, drawings, protocols, formulas, Materials, biological materials, software (in its source-code and object-code version) and Information, regardless of whether they are or could be protected by a right and/or intellectual property title.

•	Prior Knowledge: any Knowledge held or developed by a Party prior to signing this Consortium Agreement.

•	Parallel Knowledge: any Knowledge held or developed by a Party in parallel to and independently of the Project, namely without using the Shared Results, another Party’s Proprietary Results or Information belonging to another Party and covered by the provisions of clause 5 (Confidentiality) below.

•	Proprietary Knowledge: all Prior Knowledge and Parallel Knowledge. The Proprietary Knowledge used as part of the Project is listed in Schedule 4, which may be supplemented during the execution of the Project via a signed amendment pursuant to the provisions of clause 12.6 hereof.

•	Contribution: any contribution of an inventive, intellectual (including a contribution of Information) and/or material (including financial) nature made by Party in order to obtain a Result, without which this Result would not have been obtained.

•	Coordinator: the Party responsible for the proper running of the Project, i.e. GenSight.

•	Field: has the following respective meanings for each Party:

In the case of Pixium: a sight restoration system, including an implant that enables the retina to be stimulated electronically, and a vision stimulation device which enables this system to be activated and which may be combined with a device designed to configure the system and support the rehabilitation of patients who have received implants.

In the case of GenSight: treatment of patients suffering from retinal dystrophy using gene therapy, specifically via an optogenetic approach, which may or may not involve a vision stimulation device.

•	Affiliate: any legal entity that:

•	controls a Party directly or indirectly;

•	or is under the same direct or indirect control as a Party;

•	or is directly or indirectly controlled by a Party.

A legal entity shall be considered to control another legal entity:

•	where it directly or indirectly holds at least fifty per cent (50%) of the share capital of this legal entity or over fifty per cent (50%) of the voting rights of the legal entity’s shareholders;

•	or where it effectively holds the power of decision over that legal entity, either directly or indirectly.

The rights granted to the Parties under the terms of this Consortium Agreement shall only extend to their Affiliates in the case of legal entities that were classified as Affiliates at the time when said rights were exercised. If a legal entity is declassified as an Affiliate during the term of the Consortium Agreement, the rights acquired by the said legal entity in its capacity as an Affiliate shall lapse immediately, unless specified in writing by the Parties. A legal entity that ceases to be classified as an Affiliate shall nonetheless remain subject to all obligations pursuant to the Consortium Agreement, which shall remain in force and effect due to its nature, and specifically to the obligations regarding Information set forth in clause 5. In any event, each Party shall remain liable for the due performance of obligations hereunder by its Affiliates.

•	Working Group: all Scientific Representatives of the Parties involved in a given Package.

•	Information: any technical, scientific, operating or commercial information or data generated or exchanged by the Parties, regardless of the form in which it is held. Where applicable, the Information may relate to Proprietary Knowledge or to the Results.

•	Package: a series of tasks entrusted to one or more Parties and clearly identified in Schedule 1.

•	Project Manager: the Party appointed to manage and monitor the Shared Results, in accordance with the terms and conditions set forth in clause 7.

•	Materials: shall be assigned the definition provided in clause 4.4 below.

•	Operator: the party responsible for monitoring the implementation of the project, i.e. Bpifrance in this case.

•	Project Section: the Project Tasks assigned to a Party in accordance with Schedule 1.

•	Project: the research and development project entitled Sight Again, which has been selected for financing as part of the Projet structurant des Pôles de Compétitivité, or PSPC, program. The Project is set out in Schedule 1 hereto.

•	Scientific Representative: the representative for each Party who is responsible for the proper performance of the Tasks incumbent on that Party.

•	Package Manager: the Party’s representative who is responsible for the proper execution of a Package.

•	Result: any information, of any kind and in any form, obtained by one or more Parties during the execution of the Project, including Knowledge, experience, know-how, manufacturing and trade secrets, patents, patent applications, methods, tool designs, procedures, specific components, plans, diagrams, drawings, protocols, formulas, biological or chemical products or equipment, other products or equipment such as mechanical or electronic devices (in any form including prototype form), software (in its source-code and object-code version) and Information, regardless of whether they are or could be protected by a right and/or intellectual property title.

•	Shared Result: a Result obtained within the framework of the Project through the joint and inseparable Contribution of at least two Parties.

•	Proprietary Result: a Result obtained independently by a single Party within the framework of the Project, without the Contribution of another Party.

•	Subcontractor: any Third Party to whom a Party assigns the task of carrying out all or part of a Package on behalf of and under the responsibility of that Party.

•	Tasks: the tasks relating to one or more Package(s) entrusted to a Party.

•	Third Party: any individual or legal entity that is neither a Party nor a Party’s Affiliate.

It is understood that any term in the singular shall include the same term in the plural, and vice versa.

2 – OBJECT OF THE CONSORTIUM AGREEMENT

The purpose of the Consortium Agreement is to define the organization of the work between the Parties, determine the procedures for implementing the Project and define the Parties’ rights and obligations. The Consortium Agreement is specifically intended to determine the procedures for transferring and using the Proprietary Knowledge exchanged, managing and protecting the Results, sharing the intellectual property rights and to define the joint ownership and project management rules governing the Shared Results.

The execution of the Project shall be shared between the Parties in accordance with the assignment of the Tasks as defined in the Project set out in Schedule 1.

The cooperation established in this way shall not exclude any cooperation with Third Parties, either on a joint basis within the framework of the Consortium Agreement or separately involving any of the Parties outside this framework.

3 – ORGANIZATION OF THE WORK

3.1	Organization of the Project

The Project shall be coordinated by the Coordinator. Any decision relating to the execution of the Project shall be taken by the Steering Committee.

The Project is divided into Packages. Each Package shall be coordinated by a Package Manager working together with a Working Group comprising the Scientific Representatives of the Parties involved in the Package and any other members of these Parties’ staff who are required for the Project.

Each Party shall execute the Project Section that has been assigned to it (and shall specifically deliver the deliverables) under its sole responsibility, in particular vis-à-vis the Operator, in accordance with the timetable. Each Party undertakes to assign the staff and resources required for the execution of their Project Section, in accordance with the Project as accepted for financing. Each Party shall remain exclusively liable for any related expenditure that is not covered by the public financing package. Each Party shall be responsible for obtaining any authorizations and making any disclosures required for the execution of their Project Section.

Each Party undertakes to fulfill their obligations in good faith, in accordance with industry best practices and applicable laws and regulations and with respect towards the other Parties’ brand image and reputation. Each Party undertakes to perform the Work incumbent on them in compliance with statutory provisions and applicable best practices (including Best Laboratory Practices and Best Manufacturing Practices).

Each Party shall be required to inform the Coordinator and the Steering Committee of any problem encountered during the execution of their Project Section that could compromise the Project’s objectives, within a period of [**] days, in accordance with the Working Group procedures set out in clause 3.6.

A Party may subcontract all or part of their Project Section to a Third Party under the conditions set out in clause 12.8.

The Results shall be recorded, according to their nature, by the persons with the relevant responsibility listed in clauses 3.3, 3.4 and 3.5. Without prejudice to the application of legal specifications and best practices that provide for different timeframes and provisions, the gross data for the Project shall be recorded by each of the Parties involved in the Working Groups in administration logs kept in their respective archives, as described in clause 3.6, which may be consulted by any other Party upon prior request. Each Party shall archive all the documents relating to the Project (including electronic files) for a period of at least [**] years as from the end of the experimental phase of the Project. In the event that a Party is no longer able to retain its gross results, it shall inform the Coordinator and the other Parties, who shall determine the new conditions for retaining these gross results by joint agreement.

3.2	Steering Committee

A steering committee (hereinafter referred to as the “Steering Committee”) shall be set up to monitor the execution of the Project.

3.2.1	Composition

The Steering Committee shall include the Project Coordinator and a representative from each Party.

The representatives appointed by each Party are listed in Schedule 2. Each Party may change its representative after informing the Coordinator, without the need to sign an amendment. Each Party may be accompanied by no more than three persons from within their organization whose presence may be required by the agenda.

The Steering Committee may also request the attendance of external personnel and/or experts where necessary in accordance with the agenda. Third Party attendees shall be accepted on the prior condition that each member of the Steering Committee has been informed and that said participant has signed a confidentiality agreement beforehand.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

3.2.2	Scope of operation

The Steering Committee’s scope of operation shall specifically include:

•	monitoring the satisfactory performance of the Project and the Packages, working together with the Package Managers;

•	approving the Results and Information produced by the Working Groups prior to disclosure thereof to the Operator;

•	refocusing the Packages on the recommendation of the Package Managers;

•	the amendment or suspension of all or part of the Project;

•	approving amendments to this Consortium Agreement;

•	the decision to admit a new Party to the Project;

•	the decision to expel a Party, in the event that said Party fails to execute the Tasks incumbent upon it, in accordance with the procedures set out in clause 10;

•	settlement, as far as possible, of any conflicts that may delay the completion of the Project;

•	coordinating downstream operations (publication, protection and exploitation).

3.2.3	Operation

The Coordinator shall convene the Steering Committee on an annual basis, and may convene it at any time in the event of an exceptional situation or at the request of one of the Parties, as often as the interests of all the Parties shall require, via a written request to the Parties. The agenda must be forwarded to the members of the Steering Committee at the addresses for notice specified in clause 11 at least [**] days prior to the date of the meeting. Each Party may request that an item be entered on the agenda. The agenda shall be drawn up by the Coordinator, after consulting the Parties.

The Steering Committee shall take its decisions on a unanimous basis. Only the Parties’ representatives shall have the right to vote. The Coordinator, together with any other persons who have been invited, as determined in clause 3.2.1, shall not be entitled to vote.

The Committee’s decisions may include the following issues, without limitation: refocusing the Packages on the recommendation of the Package Managers, and amending or suspending all or part of the Project.

In the case of any decision related to a Party’s failure to execute and the expulsion of that Party, the Party concerned shall not be entitled to vote. However, that Party shall be heard by the other Parties, if they so wish, and shall have the opportunity to enter any written comments in the minutes of the discussions. The Steering Committee shall be empowered to rule on the expulsion of a Party only if this issue is expressly included on the agenda. The expulsion shall only become final once it has been approved by the Operator, to whom the Parties requesting the expulsion shall forward the minutes of the meeting.

The Parties agree to abide by any decisions taken by the Steering Committee. No additional responsibility or charge may be imposed on a Party without its consent. Except in the event of expulsion determined in accordance with the foregoing terms, no right can be withdrawn from a Party without their consent.

Any decision taken by the Steering Committee that is liable to affect this Consortium Agreement must be the subject of an amendment.

The discussions of the Steering Committee shall be set down in minutes drafted by the Coordinator and approved in turn by one of the representatives of each Party, by tacit agreement. These minutes shall be forwarded to each Party at the addresses for notice specified in clause 11 and a copy shall be sent to the Operator. Unless written comments are made within [**] days as from the date when the minutes are forwarded, the Parties shall be assumed to have accepted all the statements included in those minutes. This report may not be considered as amending the provisions of the Agreement, or as increasing or restricting the Parties’ rights and obligations arising therefrom, as such variations may only be made via an amendment to the Agreement.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

3.3	Coordinator

The Coordinator shall be appointed when this Agreement is signed and shall be mentioned in Schedule 3. This individual shall be a member of the company that is identified as the project leader as defined by BPI, namely GenSight Biologics in the case of the Sight Again project.

A new Coordinator may be appointed by GenSight Biologics. The partner who employs the Coordinator must inform all members of the Steering Committee of this new appointment within [**] days following the change.

The Coordinator shall be responsible for:

•	the general administration of the Project;

•	forwarding any documents and information regarding the Project to the Parties concerned and to the members of the Steering Committee;

•	convening the Steering Committee;

•	circulating the confidential scientific reports to the Parties’ representatives on the Steering Committee and to the Operator;

•	circulating the minutes of Steering Committee meetings;

•	informing the Parties of any replacement of a Party’s representative on the Steering Committee;

•	recording any documents and results relating to the steering and administration of the Project, and any other responsibilities included in their duties.

The Coordinator shall be the preferred contact person for the Package Managers and the Scientific Representatives, so as to enable close monitoring of the satisfactory performance of the Packages and liaising with the Steering Committee.

The Coordinator shall also be the Operator’s preferred contact person responsible for monitoring progress on the completion of the Project. The Coordinator shall be responsible for forwarding any documents and information relating to the Project to the Operator on request.

3.4	Package Managers

Each Package Manager shall be appointed by the Party with whom they are associated. The name of each Package Manager is provided in Schedule 3.

Each Party may appoint a new Package Manager to replace the previous incumbent as and when required. The Party responsible shall inform the Coordinator of this new appointment within [**] days. The Coordinator shall take charge of forwarding this information to the project members.

The Package Managers shall be responsible for:

•	managing the progress of the Package for which they are responsible;

•	submitting to the Steering Committee any proposal for refocusing the Packages put forward by the Working Groups;

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

•	forwarding a detailed written report on the progress of the Package and on any problems encountered to the Coordinator before each Steering Committee meeting, within a period of no less than [**] days prior to the holding of the meeting;

•	informing the Coordinator of any delay in the progress of the Package for which they are responsible as soon as possible and, at the latest, within [**] days;

•	forwarding any information to the Coordinator required by the latter in order to fulfill their assignment, including any information required by the Coordinator to respond to the Operator’s requests;

•	recording any documents and results relating to the Package for which they are responsible, and any other responsibilities included in their duties.

3.5	Scientific Representatives

Each Scientific Representative shall be appointed by the Party with whom they are associated. The name of each Scientific Representative is provided in Schedule 3.

Each Party may appoint a new Scientific Representative to replace the previous incumbent as and when required. The Party responsible shall inform the Coordinator of this new appointment within a period of [**] days. The Coordinator shall take charge of forwarding this information to the project members.

The Scientific Representatives shall be responsible for:

•	managing the progress of the Tasks for which their Party is responsible on a day-to-day basis;

•	informing the Package Managers and the Coordinator of any delay in the progress of the Tasks for which the Party they represent is responsible;

•	obtaining any documents and administrative authorizations required for their Party’s participation in the Project;

•	attending the Working Groups;

•	forwarding any information to the Coordinator and Package Managers that the latter require in order to fulfill their assignments, in particular to enable the Coordinator to respond to the Operator’s requests;

•	recording any administration logs relating to their activities as part of the Project, and any documents and results for which they are responsible and that relate to any other responsibilities included in their duties.

3.6	Working Groups

Each Working Group shall consist of the Scientific Representatives for each Party involved in a given Package and shall be steered by a Package Manager.

The Working Groups shall act as a discussion platform (Information, Results, Materials, etc.) and a platform for monitoring the Packages (approval of Results, review of the Package, etc.). The role of the Working Groups shall be to:

•	guarantee the satisfactory performance of the Package for which they are responsible;

•	approve the Results, and issue an opinion on their operational applications;

•	identify any delay or technical problem in the execution of the Packages and inform the Coordinator thereof;

•	make suggestions to the Steering Committee regarding the refocusing of the Packages;

•	review, approve and make recommendations to the Steering Committee on the plans to publish or protect the Results;

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

•	implement the Steering Committee’s decisions and recommendations;

•	record any documents, administration logs and other documents and results for which they are responsible and which relate to any other responsibilities included in their duties.

4 – LIABILITY AND INSURANCE

4.1	Responsibilities relating to the execution of the Project

Each Party shall be responsible for the satisfactory performance of the Tasks entrusted to it, in accordance with the Project, as agreed and set out in Schedule 1, and for any loss suffered by the other Parties as a result of their failure to fulfil their obligations under the terms of the Consortium Agreement.

Each Party shall be responsible for the regulatory and certification stages incumbent upon it in accordance with the satisfactory performance of the Tasks for which they are responsible, as described in the Project agreed and set out in Schedule 1.

The Parties waive their reciprocal rights to request compensation for any indirect losses, such as financial or commercial losses that are not the direct and immediate consequence of a breach of their obligations by a Party (including loss of production or use, benefits, or anticipated business and loss of earnings etc.) and/or non-material losses. No Party may be held responsible for the other Parties’ actions or omissions. The provisions of the Consortium Agreement shall not give rise to any joint and several liability between the Parties.

Each Party shall bear the expenses relating to the execution of the Tasks incumbent upon it within the timeframes specified, in accordance with the Project as agreed for financing, and set out in Schedule 1. The procedures for releasing and managing said financing shall be the subject of specific agreements between each Party and the Operator.

4.2	Provisions relating to staff

A Party’s employees or individuals acting on their behalf may be required to work at the premises of another Party as part of the execution of the Project. The staff shall need to have been clearly identified, and shall retain the status of the original organization that manages them in accordance with its own rules and procedures and the applicable legislation, which shall fulfill its responsibility towards them as an employer, specifically where medical surveillance programs and professional training is concerned.

A Party’s employee or individuals acting on their behalf and carrying out operations at another Party’s premises shall be required to comply with the confidentiality, discipline, and health and safety rules in effect at those premises. They shall be informed of these rules before they commence operations. The staff concerned by specific instructions for a work station shall be informed of those instructions by the manager of the host organization.

Provisions relating to staff shall be governed by the provisions of French law applicable in this area.

4.3	Provisions relating to insurance

Each Party shall be responsible, where it is concerned, for insuring its employees or individuals acting on its behalf and involved in the Project, in accordance with the employment and occupational health legislation applicable to them, and shall perform the legal formalities incumbent upon it.

Accordingly, compensation for any harm suffered by these employees or individuals shall be paid under the terms of the aforementioned legislation and their particular status.

Each Party shall be responsible for the damage that its employees or individuals acting on its behalf may cause to persons or goods, during, or a result of the performance of the Consortium Agreement, including any damage resulting from the use of materials or equipment belonging to another Party, under the conditions of ordinary law.

Each Party acknowledges, in view of its status and where it is concerned, that it is its own insurer, or that it is responsible for taking out and maintaining the insurance policies required to cover its liabilities as part of the execution hereof.

4.4	Provisions relating to the forwarding of information

Each Party shall be exclusively responsible for losses, without any claim against other Parties of any kind that arise as a result of (or during) their use of the Information or material forwarded by another Party by any means, i.e. orally or in the form of documents of any kind, regardless of their format.

Any transfer of a Party’s (hereinafter referred to as the “Supplier”) materials (biological or chemical products or equipment, or other materials, specifically including mechanical or electronic devices in their final form or in prototype form, hereinafter referred to as the “Materials”) to another Party (hereinafter referred to as the “Recipient”) shall be free of charge, and shall be subject to the following terms and conditions:

•	The Materials shall remain the Supplier’s property, notwithstanding the provisions of clause 7 below;

•	The Recipient shall not be granted any right to market the Materials under the terms hereof, without prejudice to the provisions of clause 8 below.

•	The Recipient undertakes that the Materials:

•	shall only be used to execute the Project, excluding any other use;

•	shall not be given or forwarded to a Third Party for any purpose;

•	shall only be used in accordance with the laws and regulations applicable to these kinds of Materials;

•	shall be used exclusively on the Recipient’s premises and by scientists working in the Recipient’s laboratories, or under their direct responsibility;

•	The transfer of Materials shall not prevent or delay publication of the research results resulting from use of the Materials. Any publication relating to the use of the Materials shall take place in accordance with clause 6 below;

•	The Recipient shall accept the Materials as is, and acknowledges that they are of an experimental nature and must therefore be used with prudence and precaution, since not all of their characteristic features are known. THE SUPPLIER SHALL NOT TAKE MEASURES AND SHALL NOT PROVIDE ANY EXPRESS OR TACIT WARRANTY OF ANY KIND. LIKEWISE, THE SUPPLIER OR THE INVENTORS SHALL NOT PROVIDE ANY EXPRESS OR TACIT WARRANTY REGARDING THE MATERIALS’ COMMERCIAL POTENTIAL, OR THEIR APPROPRIATENESS FOR A PARTICULAR PURPOSE, OR AGAINST ANY OFFENCE;

The Supplier (and their directors, employees and representatives) shall not assume any liability, and shall not take any measures where the Materials or their use by the Recipient are concerned. The Recipient shall defend, compensate and hold the Supplier harmless against any losses, claims, or liability that may arise from the use of the Materials or the related Information.

•	The Recipient undertakes to take charge of the transfer, storage and all other formalities relating to the transfer of the Materials.

•	The transfer of the Materials shall not be interpreted as an assignment or license to use said Materials granted by the Supplier to the Recipient. Specifically, the Recipient undertakes to consult the Supplier, in order to decide on the ownership and the potential conditions for using the Results that may arise from the Recipient’s use of the Materials, in accordance with clause 7 and clause 8 hereof.

The Supplier may ask the Recipient to sign the receipt set forth in Schedule 5 or any equivalent document, in order to ensure traceability of the transfer of the Materials.

5 – CONFIDENTIALITY

5.1	Each Party undertakes not to publish or disclose, via any means, any Information of which they may become aware during the execution hereof and which belongs to another Party and has been identified as confidential by the latter. In addition, each Party shall refrain from using said Information for any other purposes than that of executing the Project.

5.2	The Parties undertake to keep all the Information of which they may become aware as part of the execution of the Project secret, and not to refer to that Information regardless of the means of communication without the prior written consent of the Party or Parties from which the Information emanates, in accordance with the procedures provided for in clause 6.

5.3	Each Party undertakes to ensure that all of their staff involved in the execution hereof comply with this confidentiality obligation. This confidentiality obligation shall remain in force throughout the term of this Consortium Agreement, and beyond that term for a period of [**] years following its expiry or termination. However, in the event that the Information relates to know-how, these obligations shall remain in effect without any limits on the timeframe and until the said know-how is disclosed by the Party who owns it, or by a Third Party who is not bound by a confidentiality obligation.

The situation would only be different:

•	in the case of Information that has already been publicly disclosed prior to the execution hereof, or Information of which public disclosure would not result in a breach of the confidentiality obligation as set down in this clause by the Party to whom it has been disclosed;

•	in the case of Information that one of the Parties has received or may receive in the future from a Third Party who is not specifically bound by a confidentiality agreement with the Party who owns the information;

•	in the case of Information that was already in the possession of one of the Parties prior to its disclosure by the Party who owns that information;

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

•	in the case of Information for which disclosure is required as the result of an injunction by the authorities in the healthcare field. In this case, the Party that has received the information shall consult the Party who owns the Information prior to any disclosure of the Information;

•	in the case of Information that the Party who owns the Information expressly authorizes the Party who receives that information to disclose.

5.4	However, the provisions of this clause shall not prevent:

•	either the obligation that may be incumbent on one Party’s staff to produce a business report intended for a financing organization or for the organization to which it is attached, to the extent that this communication does not amount to a disclosure within the meaning of industrial property law; this report must specify that it is of a confidential nature,

•	or the defense of a thesis, in the event that the Parties have agreed to allow Ph.D. students to take part in the Project. However, if required, the Parties shall make every effort to obtain an exemption from the President of the University or institution concerned, in order for the thesis to be defended in camera; this defense process shall be organized each time that it is required in order to guarantee the confidentiality of certain research.

5.5	The Parties shall grant their consent for the provisions in this clause to include the Information relating to the Project that may have been forwarded or made known to them or to their staff via any means as from [**].

6 – PUBLICATIONS & COMMUNICATIONS

Any draft publication or verbal or written communication by one of the Parties relating hereto, or that is directly or indirectly related to all or part of the Results must be submitted for the opinion of the other Parties during the term of this Consortium Agreement and during the [**] months following its expiry or termination; the other Parties shall make their decision known within a maximum period of [**] working days as from the request. Once this period has expired and if there is no response, the other Parties’ consent shall be deemed to have been granted.

Any change or objection to a publication or communication request must be expressed to the Coordinator and to the Party or Parties concerned in writing, and must be based on duly justified grounds, such as:

•	the failure to mention the objecting Party as the joint author;

•	the risk of disclosure of confidential information belonging to the objecting Party;

•	any threat to the industrial property protection of a Result belonging to the objecting Party that has not yet been protected.

Any deletion or amendment must not jeopardize the scientific value of the publication.

If information contained in the publication or communication is required to be subject to industrial property protection, the planned publication may be delayed for a maximum period of [**] months as from the initial date suggested for publication. Some Results may be kept secret, following the written agreement of each Party, or at the request of the French Government. The Parties involved shall determine the portion of the Results included in the confidential file, and the period during which that file shall remain secret. The other information may be published under the conditions provided for above.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

7 – OWNERSHIP OF KNOWLEDGE AND RESULTS

7.1	Proprietary Knowledge

Proprietary Knowledge, specifically including each Party’s Materials and Information, shall remain the exclusive property of said Party. Each Party may use another Party’s Proprietary Knowledge free of charge exclusively for the Tasks incumbent upon them, and excluding any other use.

7.2	Results

7.2.1	The Proprietary Results shall be the property of the Party that obtained them. This Party shall protect those Results at its own expense. The Party must inform the Coordinator that it has obtained industrial protection for its Proprietary Results as soon as possible. The Coordinator shall inform the other Parties at a Steering Committee meeting. The forwarding of this information shall be handled in accordance with clause 5.

7.2.2	Each Party shall inform the Coordinator of any Shared Result. The Coordinator shall inform all the other Parties at a Steering Committee meeting. The forwarding of this information shall be handled in accordance with clause 5.

The Shared Results shall be jointly owned by the Parties involved in obtaining said Results. Said Parties’ share in the joint ownership of said Results shall be equal to their respective Contributions on a proportional basis. Said Parties shall provide all the material items required to assess their Contributions, pursuant to clause 5, and shall determine their joint ownership shares after discussing them in good faith. Their agreement shall be formally set down in a “letter of agreement” signed by their respective representatives. If said Parties cannot reach an agreement regarding the determination of the joint ownership shares, the shares shall be determined in accordance with the provisions of Sub-Paragraph 2 of clause 8.3.1.

7.2.3

7.2.3.1	In the event that the Parties decide to protect a Shared Result by a Shared Patent, the Parties shall appoint the Coordinator as the Project Manager, as long as the latter is a joint holder of the shared Patent. If this is not the case, the Parties that jointly hold the Shared Patent shall appoint the Project Manager by mutual agreement. The Project Manager shall manage and monitor the Shared Patent, including the various procedural extensions, such as the right of priority attached to the Patent, its country extensions, and its extensions relating to terms, divisions, continuation, re-issuance, and objections, as from when the first patent application is initially filed until the date when it enters the public domain. The Parties undertake to negotiate joint ownership regulations, on the understanding that the following have already been agreed:

•	A) The filing, maintenance, extension and defense expenses shall be paid by the Parties who are the joint holders of the Shared Patents and who have a right to use that Patent for commercial purposes, in accordance with the provisions of clause 8.3.1 below. These expenses shall be considered as advances on the remuneration for use payable to the joint holder(s) of the Shared Patent who do not use it. If no compensation is payable due to lack of use, these expenses shall be considered as foregone advances;

•	B) the procedures for filing, maintaining, extending and defending the Shared Patent shall be determined by mutual agreement between the Parties who are the joint holders of the Shared Patent, on the understanding that the Parties who are the joint holders of the Shared Patent and have the right to use that Patent for commercial purposes in accordance with the provisions of clause 8.3.1 shall each have a right of veto, which is exclusively intended to protect their industrial interests;

•	C) patent protection shall be sought for the Shared Results that may appear patentable, in the United States and five countries that are members of the European Convention on Patents at the least;

•	D) any joint ownership share held by a joint holder of the Shared Patent who has a right to use that patent for commercial purposes in accordance with the provisions of clause 8.3.1 can only be assigned to a Third Party along with the asset class to which the Shared Patent is attached. Such assignment shall not be subject to any pre-emption right for the benefit of the other joint holders. Any other assignment of a Shared Patent shall be subject to the pre-emption right specified in the provisions of Article L. 613-29 e) of the French Intellectual Property Code.

•	E) The conditions for using the Shared Results are set out in clause 8.3.1 below.

7.2.3.2	The Parties that are the joint owners undertake:

•	to disclose to one another all the technical and administrative documents required to file and obtain Shared Patents;

•	to ensure that the names of the inventors are mentioned in the Shared Patents, in accordance with the legal provisions in effect;

•	to ensure that all their staff who are mentioned as the inventors provide all the signatures and perform all the formalities required for filing, obtaining, maintaining and defending the Shared Patents, in particular when they sign an assignment of rights relating to the U.S. procedure.

Each Party shall be responsible for any remuneration that may be payable to the inventors and/or authors whom it employs.

7.2.4	In the event that one of the Parties who is a joint holder waives their right to apply for a Shared Patent, the other Party or Parties who are the joint owners may submit the application in their name only and at their expense, while the other joint owners shall remain bound by the undertakings in clause 7.2.3.2 above.

8 – USE OF THE RESULTS

8.1	Use for research purposes

Each Party may use its Results (its Proprietary Results and the Shared Results that it jointly owns) freely and without charge for their own internal research purposes with a view to acquiring knowledge, but excluding research conducted for the benefit of Third Parties.

8.2	Use of another Party’s Proprietary Knowledge and Results

If one of the Parties’ use of its Results in its Field requires the use of Proprietary Knowledge or Proprietary Results that are partly or fully owned by another Party, the latter shall grant the Third Party a non-exclusive usage license in accordance with terms and conditions to be negotiated in good faith on a case-by-case basis, and resulting in a written deed, subject to the rights granted to Third Parties and to their legitimate interests, and subject to the provisions of clause 8.3 below. This license shall be limited to the Field of the receiving Party. Moreover, it has been agreed that GenSight and Pixium, who shall have a right to use the products developed in the context of the Project, the “psychometric scale” system, or the PRO (Patient Reported Outcomes) developed by FVE as part of the Sight Again Project.

GenSight and Pixium shall each benefit from a right of first review over FVE’s Proprietary Results in their Field, as part of the Sight Again Project. Accordingly, FVE may not offer a Third Party any right to use its Proprietary Results without having presented these Proprietary Results to GenSight and Pixium beforehand, and having given them the opportunity to negotiate reasonable operating conditions.

GenSight and Pixium shall determine, in a separate deed, the licenses for their Proprietary Results that they intend to grant one another in their Respective Fields in order to achieve optimal use of the Results.

8.3	Use of the Shared Results

8.3.1	Shared Patents and jointly-owned Know-How

Notwithstanding any provision to the contrary, GenSight and Pixium shall be named the joint and exclusive users of the Shared Results in their respective Fields. GenSight and Pixium shall each have the right to license this joint and exclusive usage right to Third Parties in their respective Fields. In exchange for this exclusive right, and in the event that these Shared Results are used for commercial and promotional purposes, GenSight and Pixium shall repay the compensation for the use of any Shared Results that may be owned jointly by FVE to the latter. This compensation amount shall be calculated in the form of a royalty (the Royalty) based on the revenues generated by the direct and/or indirect commercial use of said Shared Patents by GenSight and Pixium (hereinafter the Net Sales). This Royalty shall be paid after deducting the advances paid to manage and defend the Shared Patents concerned, and after deducting shipping, insurance, and packaging expenses, and any other standard charges in this area.

The amount of this Royalty shall be discussed by the Parties in good faith, and may not exceed [**] percent ([**]%), and an annual cap amounting to fifty thousand euros (€50,000) per company, on the understanding that the obligation to pay the Royalty shall be cancelled when the aggregate amount of these annual payments has reached [**] euros (€[**]).

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

The cap shall be assessed individually for each Party that uses the Shared Results. If they cannot reach an agreement, the Parties shall refer to arbitration by a mutually acceptable Third Party, or a Thirty Party appointed by the Presiding Judge of the relevant District Court (‘Tribunal de Grande Instance’) or any other authority on whose name the Parties have agreed, in the event of a deadlock. The arbitration judgment issued by this Third Party shall be final, and their expenses shall be shared equally by the Parties concerned.

GenSight and Pixium shall report to FVE annually on the efforts that they have made and the results that they have achieved in terms of developing the Shared Patents. This report shall specifically mention the technical progress made, the regulatory stages achieved, and any information demonstrating the use of these Shared Results in order to market and promote the products. The annual report shall be accompanied by the payment of the compensation amount, where applicable.

GenSight and Pixium shall determine, in a separate deed, the licenses for their Shared Results that they intend to grant one another in their Respective Fields in order to achieve the optimal use of the Results.

If none of the Parties who are a joint owner wishes to or is able to use the Shared Patents in accordance with the usage principles determined by the Parties who are joint owners, the Project Manager shall inform the other Parties, so that they can apply to use said Shared Patents. The Parties who are not joint owners shall then declare their interest within a period of [**] months as from receipt of the notice sent by the Project Manager. If Parties who are not joint owners have declared their interest in obtaining rights to use the Shared Patents, the terms and conditions (including the financial terms) of this usage shall be set out in a specific written deed on a case-by-case basis.

If no Party wishes to or is able to use the Shared Patents in accordance with the usage principles determined by the Parties who are joint owners, the Project Manager shall be responsible for seeking Third Parties for the use of said Shared Patents, once the Steering Committee has approved this measure. In this case, a licensing agreement shall be drawn up between the Parties who are the joint owners of the Shared Patents and the licensees. This agreement shall be negotiated by the Project Manager, and shall be submitted to the other Parties who are the joint owners for approval.

All of the provisions above shall apply to the Shared Results that are not the subject of a Shared Patent, mutatis mutandis.

8.3.2	Trademarks

Each Party shall remain the owner of the trademarks and other distinctive signs that they own. Only that Party may use them. The other Parties shall not be authorized to use them, unless an express usage license is registered with the National Trademark Registry.

Any decision to seek protection by filing the trademark of a product or service relating to the Project shall be the responsibility of the Steering Committee, which shall determine the filing conditions (potential joint ownership and allocation of the filing and maintenance fees).

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

The Parties shall question the benefit of filing an equivalent domain name each time that a trademark is filed jointly. If the Parties decide to file a domain name, and to the extent that a domain name cannot be filed jointly, the filing shall be performed by the Coordinator in their name, but on behalf of the Parties.

8.3.3	Assignment of literary and artistic property rights

In the case of Results that are intellectual works protected by copyright (including software and computer developments, databases and research, etc.), the Parties who are the authors of said Results shall assign all or part of the copyright to the other Parties for the purpose of executing the terms of the agreement, as and when required; this assignment shall be the subject of a future agreement once the requirements have been assessed.

8.3.4	Shared Software Results

Each Party who is a joint owner of property use and reproduction rights, including rights to any current and future media, adaptation, translation, and marketing rights to that software, either on a direct basis or under license, for all countries and throughout the term of said rights, shall own the percentage owed to them, in accordance with the provisions of clause 8.3. The aforementioned joint ownership regulations shall include all the provisions required for the full effect hereof. If one of the Parties who is the joint owner of the software in question wishes to assign their property rights, the other Parties who are the joint owners shall have a right of pre-emption.

9 – ENTRY INTO EFFECT, TERM AND TERMINATION

9.1	Entry into effect

This Consortium Agreement shall enter into effect on the date when it is signed by all the Parties.

9.2	Term

This Consortium Agreement shall remain in effect for a period of five years and six months, unless it is terminated during its execution period under the conditions provided for in clause 9.3 below. It may be renewed by way of an amendment with the Parties’ express consent.

Notwithstanding the fact that the Consortium Agreement has reached its expiry date, or has been terminated early in respect of some or all of the Parties, the provisions regarding confidentiality (clause 5), publications and communications (clause 6), ownership of the Results (clause 7) and liability shall remain applicable to all the Parties, including the Parties expelled in the event of default in accordance with clause 10.

9.3	Termination

This Consortium Agreement may be terminated via a unanimous decision of the Parties taken at an extraordinary meeting of the Steering Committee.

10 – DEFAULT AND EXPULSION OF A PARTY

10.1	In the event that one of the Parties fails to fulfil any of their contractual obligations under the terms of this Consortium Agreement, the Party or Parties who wish to invoke this breach must inform the Coordinator within a period of [**] days, and refer the matter to the Steering Committee. The finding regarding the breach shall be put to a vote at the Steering Committee in accordance with the procedures set out in clause 3.1. In the event that the breach is acknowledged, the expulsion of the defaulting Party shall become effective [**] months after the Coordinator has sent a registered letter with acknowledgement of receipt setting out the grounds for the complaint, unless the defaulting Party has, within that timeframe, fulfilled its obligations or provided proof of an impediment resulting from a force majeure event, and as long as this situation does not continue beyond a period of [**] calendar days.

10.2	A Party deemed to have been expelled ipso jure:

•	in the event that one of the Parties is the subject of court-ordered reorganization or liquidation proceedings;

•	in the event of discontinuation of business activities, dissolution, or amicable liquidation of one of the Parties.

10.3	The application of this clause shall not release the defaulting Party from fulfilling their contractual obligations until the date when the exclusion enters into effect.

10.4	The defaulting Party must fulfil the obligations undertaken, including paying any amounts due, until the termination enters into effect. In addition:

(i)	it shall immediately and without charge forward a report that includes all the Results and the Work it has performed up until the termination date to the other Parties and to their potential replacement, and shall remain responsible for that report;

(ii)	it shall leave the facilities, equipment, and services that have been the subject of financing under the Consortium Agreement available to the other Parties, under conditions yet to be defined;

(iii)	it shall no longer have any right to the licenses that have been granted to them by the other Parties, and to the latter’s Proprietary Knowledge or Results; these licenses shall expire immediately and automatically on the effective termination date;

(iv)	it shall maintain the following for the benefit of the other Parties: a) the licenses granted for its Proprietary Knowledge and for the Results of which it is a joint owner, or where applicable, the sole owner, for the execution of the Project, in accordance with the terms agreed in the Consortium Agreement and in any applicable joint ownership regulations, and b) the right to obtain the licenses for their Proprietary Knowledge, subject to their prior commitments to Third Parties, and for the Results of which it is a joint owner or, where applicable, the sole owner, which are required to use said Results, while the scope of any payment for these rights shall be negotiated in good faith.

10.5	Any expulsion of a Party must be the subject of an amendment to this Consortium Agreement. The Coordinator shall be responsible for informing the Operator.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

11 – NOTICES

Any notice required under the terms of this Consortium Agreement shall be sent via registered letter with acknowledgement of receipt to the Party concerned at the following address:

For GenSight Biologics:	For Pixium Vision:
ATTN: Jean Philippe Combal	ATTN: Bernard Gilly
GenSight Biologics	Pixium Vision
89 rue du Faubourg Saint Antoine	13 rue Moreau
75011 Paris	75012 Paris

For Fondation Voir et Entendre:
ATTN: Jean Charles Pomerol
Fondation Voir et Entendre
Centre Hospitalier des Quinze Vingts
28 rue de Charenton
75012 Paris

12 – GENERAL PROVISIONS

12.1	Severability

If one or more provisions of this Consortium Agreement are deemed to be invalid, or ruled as such, pursuant to a law or regulation – and specifically the law of the European Union – or a final decision issued by a court with jurisdiction, the other provisions shall retain their full effect and scope and the Parties shall make the requisite amendments without delay, while complying as far as possible with the agreement of intent that existed at a time when the Consortium agreement was signed.

12.2	Assignment – Intuitu Personae

None of the Parties may assign all or part of this Consortium Agreement to a Third Party without the other Parties’ prior written consent.

In the event of a merger, absorption, disposal, transfer of business activities to a Third Party or any other change in one of the Parties resulting in a change in the intuitu personae features taken into account for the signing of this Consortium Agreement, the Consortium Agreement may only be transferred with the prior written consent of all the Parties, within a reasonable timeframe and in good faith, so as not to disrupt the change affecting the Party in question.

In any event, the consent referred to in the previous two paragraphs must be granted within a period of 30 calendar days. After the expiration of this period, consent shall be deemed as granted. Moreover, this consent may only be refused if written evidence is provided showing that such a disposal would jeopardize public policy and/or the financial interests of the Party undergoing the disposal.

It is understood that said Third Party shall be subject to the same obligations as those required of the Party concerned under this Agreement, unless the Parties agree otherwise with said Third Party.

In any event, an amendment to this Consortium Agreement between the Parties and said Third Party must be drawn up at the same time as the transaction performed with the Party concerned by the disposal; this amendment shall determine the respective obligations of the new parties, in accordance with the previous paragraph.

Notwithstanding any provisions to the contrary, it has been agreed that this clause shall not apply in the event of a public offering of the share capital of one of the Parties and shall not apply to any change in a Party’s intuitu personae status relating to an investment in that Party’s share capital by a financial shareholder (as opposed to an industrial shareholder); these transactions shall remain free and exempt from any formalities with regard to the other Parties.

12.3	Conflicts of interest

No person involved in the Project may use the Information exchanged in order to take any measures likely to put their Party in a situation where their financial interests are in conflict with those of another Party. This provision shall apply throughout the term of the Project and during a two-year period following the completion of the Project.

Each Party undertakes to ensure that all of their staff involved in the Project comply with this requirement and to assume full liability to the other Parties for any breach thereof.

12.4	Force majeure

Each Party shall be excused for a breach of obligations and shall not be held liable or required to pay compensation to the other Parties if such breach is the result of a force majeure event. However, if the force majeure event lasts for more than [**] calendar days, any of the other Parties may request the termination of the Agreement pursuant to the provisions of clause 10.

12.5	Independent contracting parties

This Consortium Agreement must not be construed as establishing a de facto partnership or corporate relationship between the Parties under any circumstances. Each Party must be considered as an independent contracting party.

12.6	Amendments

This Consortium Agreement cancels and supersedes any prior agreement between the Parties relating to its subject-matter. This Consortium Agreement may only be supplemented or altered via an amendment. All amendments shall be approved unanimously by the Steering Committee.

12.7	Forbearance

In the event that one of the Parties breaches their obligations arising from this Consortium Agreement, and if the non-defaulting Party fails to assert its rights resulting from said breach, the non-defaulting Party’s failure to assert their rights shall not be construed as a waiver of those rights in the future or at the time of a further similar breach of obligations arising under this Consortium Agreement by the defaulting Party.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

12.8	Subcontracting

Any use of subcontracting shall take place under the exclusive responsibility of the Party concerned, who shall be required to inform the Coordinator within thirty (30) days. In any event, said Party shall remain solely liable to the Coordinator and the other Parties for the full execution of its Tasks under the terms of the Consortium Agreement.

Each Party undertakes to contractually require its Subcontractors to comply with the provisions of the Consortium Agreement.

Each Party shall take all the measures required to comply with the rights granted to the other Parties under the Consortium Agreement in its relations with its Subcontractors, specifically by acquiring the intellectual property rights to the Results obtained by said Subcontractors as part of the Project.

13 – DISPUTES

This Consortium Agreement is governed by the laws of France.

If any difficulties arise in relation to the interpretation or performance hereof, the Parties shall submit such difficulties to the Operator and shall endeavor to resolve them amicably.

If any disagreement lasts more than [**] months following the submission of the dispute to the Operator, the Parties may submit their disagreement to arbitration in order to obtain a final ruling, in accordance with the WIPO Accelerated Arbitration Regulations. The place of arbitration shall be Paris. The arbitration proceedings shall be held in French. The dispute, disagreement or claim shall be decided in accordance with French law.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Executed in Paris on July 11, 2014

In as many counterparts as there are Parties

GenSight Biologics	Pixium Vision

Chief Operating Officer (COO)	Chairman and CEO
Jean Philippe Combal	Bernard Gilly
/s/ Jean Philippe Combal	/s/ Bernard Gilly

Fondation Voir et Entendre

Chairman
Jean Charles Pomerol
/s/ Jean Charles Pomerol

Stamps of each Party’s Scientific Representatives:

GenSight Biologics	Pixium Vision

CSO	CTO
Didier Pruneau	Guillaume Buc
/s/ Didier Pruneau	/s/ Guillaume Buc

Fondation Voir et Entendre

CSO
Serge Picaud
/s/ Serge Picaud

SCHEDULES

Schedule 1: Overview of the Project per Package, allocation of Tasks per Party

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2: Members of the Steering Committee

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 3: Appointment of individuals involved in the Project (Coordinator, Package Managers and Scientific Representatives)

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 4: PROPRIETARY KNOWLEDGE MADE AVAILABLE TO THE PARTIES

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 5: SUPPORTING DOCUMENT FOR THE TRANSFER OF BIOLOGICAL MATERIALS

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.